Exhibit 99.1

Roger P. Martin, M.D.
539 Lakeview Dr.
Gainesville, Ga. 30501
770-536-0149

March 28, 2005

Albert Satterwhite, Board of Directors
National Bank of Gainesville
Gainesville, Ga. 30501

Dear Mr. Satterwhite:

Due to recent changes in the Board's strategy to acquire capital, I find that I will no longer be able to continue my association with this Bank. The amount of capital that is required of me is certainly far more than that required by the majority of the other board members.

The timing of this change and these manipulations place a hardship on me and those who depend upon me. As you well know, April 15 is time for quarterly tax estimates to be paid as well as funding my employees and my own 401K retirement plan. This will be too much of a financial burden and I have given much thought to my decision and what is best for my family.

Of course, I wish you and the board members success in the management of this corporation for which I have invested 3 years of my time and almost a half million dollars.

Effective as of today, I will formally resign as a Director of the Board of The National Bank of Gainesville. In doing so, I will no longer be responsible for the actions and decisions made by the Bank and its remaining directors after this date.

Respectfully,

/s/ Roger Martin

Roger Martin

cc: Stewart, Melvin and Frost, LLP

/s/ Virginia Gilbreath
Notary

3/28/2005 My Commission Expires 7/29/2005
Date